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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 11)*


                            China Enterprises Limited
                                (Name of Issuer)

                          COMMON STOCK, $.10 PAR VALUE
                         (Title of Class of Securities)

                                    G2109M100
                                 (CUSIP Number)


                                December 31, 2002
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [x] Rule 13d-1(b)
                               [ ] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. G2109M100                       13G               Page 2 of 8 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates, LLC
   52-2169043

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          1,439,495 shares
     PERSON
      WITH          7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       1,439,495 shares

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,439,495 shares (includes shares beneficially owned by FLA Advisers L.L.C.)

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   CERTAIN SHARES

                                                 [ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   16.0%

12 TYPE OF REPORTING PERSON

   IA, OO


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CUSIP NO. G2109M100                    13G                   Page 3 of 8 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Advisers L.L.C.
   13-3942422

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          1,439,495 shares
     PERSON
      WITH          7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       1,439,495 shares

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,439,495 shares (includes shares beneficially owned by FLA International Fund, Ltd.)

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   CERTAIN SHARES
                                                    [ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   16.0%

12  YPE OF REPORTING PERSON

    IA, OO

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 CUSIP NO. G2109M100                 13G                      Page 4 of 8 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA International Fund, Ltd.
   None

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Bermuda

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          489,400 shares
     PERSON
      WITH          7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       489,400 shares

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   489,400 shares

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   CERTAIN SHARES
                                                    [ ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   5.4%

12 TYPE OF REPORTING PERSON

   CO


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                                                               Page 5 of 8 pages

Item 1(a) NAME OF ISSUER:

          China Enterprises Limited

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          8/F Paul Y. Centre
          51 Hung To Road
          Kwun Tong, Kowloon
          China

Item 2(a) NAME OF PERSON FILING:

          See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, residence:

          590 Madison Avenue
          New York, New York  10022

Item 2(c) CITIZENSHIP:

          See Item 4 of the cover pages attached hereto

Item 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock, $.10 par value

Item 2(e) CUSIP NUMBER:

          G2109M100

Item 3 Forstmann-Leff Associates, LLC, a Delaware limited liability company, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act. The members of Forstmann-Leff Associates, LLC's Investment Committee are the managers of FLA Advisers L.L.C. FLA International Fund, Ltd. is a Bermuda company. FLA Advisers L.L.C. is investment adviser to FLA International Fund, Ltd.


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                                                               Page 6 of 8 pages

Item 4 OWNERSHIP:

       (a) Amount beneficially owned: See Item 9 of the cover pages attached hereto

       (b) Percent of Class:
           See Item 11 of the cover pages attached hereto

       (c) See Items 5 through 8 of the cover pages attached hereto

Item 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

       Not applicable

Item 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

       Various clients of the reporting persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of China Enterprises Limited. No one client's interest in the Common Stock of China Enterprises Limited is more than five percent of the total outstanding Common Stock, other than FLA International Fund, Ltd., a Bermuda company and client of FLA Advisers L.L.C., which holds a 5.4% interest in the Common Stock of the issuer.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

       Not Applicable

Item 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

       Not Applicable

Item 9 NOTICE OF DISSOLUTION OF GROUP:

       Not Applicable

Item 10 CERTIFICATION:

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                                               Page 7 of 8 pages

                                                     SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2003

                             FORSTMANN-LEFF ASSOCIATES, LLC


                             By: /s/ Joseph Sullivan
                             Chief Operating Officer


                             FLA ADVISERS L.L.C.


                             By: /s/ Joseph Sullivan
                             Chief Operating Officer


                             FLA INTERNATIONAL FUND, LTD


                             By: /s/ Joseph Sullivan
                             Chief Operating Officer


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                                                               Page 8 of 8 pages

                                                                       Exhibit A

                                    AGREEMENT

         The undersigned, Forstmann-Leff Associates, LLC, FLA Advisers L.L.C. and FLA International Fund, Ltd., agree that the statement to which this exhibit is appended is filed on behalf of each of them.


February 14, 2003

                             FORSTMANN-LEFF ASSOCIATES, LLC


                             By: /s/ Joseph Sullivan
                             Chief Operating Officer



                             FLA ADVISERS L.L.C.


                             By: /s/ Joseph Sullivan
                             Chief Operating Officer


                             FLA INTERNATIONAL FUND, LTD


                             By: /s/ Joseph Sullivan
                             Chief Operating Officer